Exhibit 99.1


News Release

         SoftNet Systems Contact:
         Jody P. Flynn                               Jeff Goldberger
         Director, Public Relations                  Stern & Company
         SoftNet Systems, Inc.                       212-888-0044
         415-365-2510                                goldberg@sternco.com
         415-365-2511                                --------------------
         jflynn@softnet.com
         ------------------

         Pacific Century Group Contact:
         Rebecca Leung
         PCG Public Relations
         (852) 2514-8647
         pr@pcg-group.com
         ----------------


         SoftNet  Systems,  Inc. and Pacific  Century  Cyberworks  announce $129 million investment and International Joint Venture

         Pacific Century SoftNet joint venture formed to collaborate on satellite delivered broadband Internet Services to 110 million Asian cable households

SAN FRANCISCO, Calif., and Hong Kong, China, October 12, 1999 -- SoftNet Systems, Inc (NASDAQ: SOFN) and Pacific Century Cyberworks ("PCCW"; Reuters:
1186; Bloomberg: 1186) announced today a strategic investment and a joint venture to collaborate on broadband Internet, cable modem and satellite projects using technologies, products and services of both companies. Under the agreement announced today, PCCW, a Hong Kong based international broadband convergence company majority owned by Pacific Century Group will invest $129 million to purchase 5 million shares of SoftNet stock. The two companies have agreed to form a Joint Venture, "Pacific Century SoftNet", that will market products and services to cable operators throughout 63 countries serving 110 million Asian cable households.

The Joint Venture will leverage SoftNet's experience in the U.S. to accelerate the build out of PCCW's targeted cable operators. In addition, the joint venture will explore the delivery of PCCW's converged Internet and Video service to SoftNet's existing 2.4 million homes passed under contract, including the pending 1.0 million homes passed under the recently announced Mediacom agreement, and other MSO's throughout the U.S. The Joint Venture will also market SoftNet's Intellicom VSAT capability to MSO's, ISP's and businesses in the 63 countries of PCCW's service area.

Mr. Richard Li, Chairman of Pacific Century Group and Chairman of Pacific Century Cyberworks Ltd., said, "SoftNet has demonstrated its capabilities in the U.S. We believe SoftNet has significant expertise that will enable the rapid upgrade and deployment of 2-way cable broadband systems throughout the Asian service area. We see our investment in SoftNet as a vehicle to form a strong relationship with a leading U.S. cable modem and satellite services company and to secure a "beach head" for launch of our converged Internet and Video Service in the U.S. market."

Dr. Lawrence B. Brilliant, SoftNet's chairman and chief executive officer, said, "The investment by PCCW and our Joint Venture represents a vehicle to rapidly enter a very large Asian market. Richard Li and his management team have a proven track record including the creation of Star TV. Their reputation with Asian cable operators will allow us to rapidly deploy PCCW's converged Internet and Video service. The Joint Venture also increases our market to deliver Intellicom high_speed satellite Internet service to ISPs, MDUs, hotels, and businesses in 63 Asian countries. In addition, we look forward to teaming with PCCW to expedite their launch and take PCCW's converged Internet and Video service to the U.S."

Mr. Ian Aaron, SoftNet's president, said, "This Joint Venture represents a tremendous global opportunity as well as enables SoftNet to increase the breadth and quality of service to its existing U.S. cable partners and their respective cable customers."

About SoftNet Systems, Inc. and ISP Channel

SoftNet Systems, Inc. is one of the three largest broadband Internet providers over cable in the U.S. Through its ISP Channel, the company provides a complete turnkey Internet service to partnering cable affiliates, similar to @Home (Nasdaq:ATHM).

ISP Channel's services to partnering cable affiliates include cable head_end equipment and integration, Internet backbone connectivity, and technical support and customer care twenty_four hours a day, seven days a week. ISP Channel offers its customers high speed Internet access at speeds up to 500 KB per second when downloading files, graphics, audio and video. Additional ISP Channel services include e_mail, personal web pages, news groups, and full multi_media capabilities. ISP. Channel also provides access to Microsoft(R) Internet Explorer and Netscape(R) Navigator browsers.

Through SoftNet's Intellicom subsidiary, the company markets a satellite_based VSAT commercial Internet link. SoftNet's unique cost_saving technology infrastructure includes Intellicom VSAT satellite links to the company's network operations center (NOC), which replace more expensive terrestrial telecommunications data lines.

SoftNet's NOC is located in Silicon Valley, while its corporate headquarters is located in San Francisco. For further information about SoftNet and its services, please visit www.softnet.com, www.ispchannel.com or call 415_365_2500.

About The Pacific Century Group

The Pacific Century Group (www.pcg_group.com) was established in October 1993 with proceeds from the sale of STAR TV, the first pan_Asian satellite television network, operating in more than 50 countries, to News Corp. At the sale, which was completed in 1995, the valuation of the enterprise was US$950.5 million. The total original investment in STAR TV, which Mr. Richard Li founded in 1990, was US$125 million. Pacific Century Cyberworks, the Group's technology flagship, has Intel (12%) and CMGI (4.9%) as its strategic investors. One of its subsidiaries, Pacific Convergence Corporation, is to be the preeminent provider of broadband Internet services in Asia via its satellite network serving 110 million connected cable households.

The Pacific Century Group is the sole partner with the Government of Hong
Kong in the approximately US$1.6 billion Cyber_Port project (www.cyber_port.com) announced by the Financial Secretary Donald Tsang in his 1999 Budget. The Cyber_Port is a comprehensive facility designed to foster the development of Hong Kong's information services sector through the formation of a strategic cluster of both information technology and services companies at the one location.

The Group's aim is to build on its expertise and knowledge of digital technology and new media to become a preeminent leader in Internet content and services such as e_Commerce. The Group believes there are tremendous synergies between its existing activities in this field and future business opportunities. The Group's parallel involvements in the Cyber_Port and PCCW's fast_growing information technology and Internet sectors, and its acquisition of Pacific Convergence Corporation, will help secure Hong Kong's position as a hub of Asia_focused e_Commerce and Internet content development, and create new opportunities for the best talent in the region.


Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this news release that may be considered forward_looking statements may be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including uncertainties and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.